Exhibit 4.25

EXECUTION VERSION

Closing Memorandum

Project Eternity

Gorrissen Federspiel

Side 2

1	Introduction

1.1	On 28 February 2012, from 10:00 a.m., a closing meeting (the “Closing Meeting”) was held at the offices of Gorrissen Federspiel, H. C. Andersens Boulevard 12, DK-1553 Copenhagen V, with the purpose to complete Malt LNG Holdings ApS’, CVR No. 33 97 07 49 (the “Buyer”) acquisition from A.P. Møller—aærsk A/S, CVR No. 22 75 62 14 (the “Seller”) of 100 % of the shares in Malt LNG Transport ApS (formerly known as “Maersk LNG A/S”), CVR No. 32 66 33 46 (the “Company”), as contemplated by the Share Purchase Agreement dated 12 October 2011 between the Seller and Teekay LNG Operating LLC (“Teekay”) / Marubeni Corporation (“Marubeni”) as the buyers (with a right to novate their rights and obligations under the SPA to a Danish private limited company) (the “SPA”).

1.2	This memorandum (the “Closing Memorandum”) evidences the transactions that took place at the Closing Meeting to effect completion of the transactions contemplated by the SPA (“Closing”), all of which shall be deemed to have taken place simultaneously and be mutually conditioned in any and all respects.

1.3	Capitalised words not defined in this Closing Memorandum shall, unless the context requires otherwise, have the meaning set out in the SPA.

2	Parties and participants

The following participated in the closing meeting:

The Seller represented by:

Jakob Bergendorff, Head of M&A, Group Legal, A.P. Møller—Mærsk A/S

Claus H. Thomsen, Director, Malt LNG Transport A/S

Goh Kee, director and secretary of Malt Singapore Pte. Ltd. (by telephone)

The Buyer represented by:

Henrik Rossing Lønberg, Plesner

The Company represented by:

Lars B. Heineke, Director of Finance, A.P. Møller—Maersk A/S, Mærsk FPSOs / Maersk LNG

Matthew Baker, Senior Legal Counsel, A.P Møller—Maersk A/S, Mærsk FPSOs

The Seller’s advisers:

Klaus Søgaard, Gorrissen Federspiel

Michael Wejp-Olsen, Gorrissen Federspiel

Michael Brichmann, Gorrissen Federspiel

The Buyer’s advisers:

Henrik Rossing Lønberg, Plesner

Gorrissen Federspiel

Side 3

Mads Dambaek, Plesner

Jacob Lund-Andersen, Plesner

Louise Dalsgaard Hilligsøe, Plesner

Nigel Thomas, Watson, Farley & Williams (by telephone)

Patrick Smith, Watson, Farley & Williams (by telephone)

Delphine Joly, Watson, Farley & Williams (by telephone)

Legal advisers to the banks providing the transaction financing to the Buyer:

David Metzger, Stephenson Harwood

Brian Jørgensen, Kromann Reumert

Anders Pilgaard Andersen, Kromann Reumert

3	Development since signing of the SPA; Further Documentation and Authorisation

3.1	A copy of the original and initialized SPA including Schedules was presented together with the Side Letter to the SPA dated 25 January 2012 regarding provision of transitional services and reduction of the Purchase Price and the Side Letter to the SPA dated 25 January 2012 regarding handling of potential claims against the Company under the Pre-emption SPAs (as defined in clause 3.3 of this Closing Memorandum), and the Parties acknowledged the SPA and the side letters to the SPA as originals.

3.2	On 31 January 2012, the Seller, the Company, SG Transportation Investment I Limited and Qatar Shipping Limited Partnership (France) SARL had entered into and completed a Share Purchase Agreement regarding (i) the sale of the Company’s shares in K/S Membrane 1 in accordance with the pre-emption rights of SG Transportation Investment I Limited and Qatar Shipping Limited Partnership (France) SARL under the Limited Partnership Agreement regarding K/S Membrane 1 and (ii) the sale of the Company’s shares in LNG l A/S to Qatar Shipping Limited Partnership (France) SARL (the “Membrane 1 SPA”).

3.3	On 31 January 2012, the Seller, the Company, SG Transportation Investment II Limited and Qatar Shipping Limited Partnership (France) SARL had entered into and completed a Share Purchase Agreement regarding (i) the sale of the Company’s shares in K/S Membrane 2 in accordance with the pre-emption rights of SG Transportation Investment II Limited and Qatar Shipping Limited Partnership (France) SARL under the Limited Partnership Agreement regarding K/S Membrane 2 and (ii) the sale of the Company’s shares in LNG 2 A/S to Qatar Shipping Limited Partnership (France) SARL (the “Membrane 2 SPA”, jointly with the Membrane 1 SPA the “Pre-emption SPAs”).

3.4	On 13 February 2012, the Seller, Teekay, Marubeni and the Buyer had entered into a Novation Agreement relating to the SPA (the “Novation Agreement”) whereby the SPA had been novated by Teekay and Marubeni as original parties to the SPA to the Buyer. The Parties agreed that the Novation Agreement replaced the notification and acknowledgement procedure set out in Clauses 24.2—24.3 of the SPA.

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3.5	Between Signing and Closing, Schedules 1.1(c) (Interim Accounts) and 7.1(g) (Minutes of general meetings and articles of association regarding the Danish Subsidiaries) had been finalised and agreed by all Parties. The Schedules were presented and the Parties acknowledged them as constituting Schedules 1.1(c) and 7.1(g) attached to the SPA. It had further been agreed not to prepare Schedule 3.2 (Closing funds flow), cf. Clause 25.2 of the SPA.

3.6	Between Signing and Closing, certain changes had in agreement between the Parties been made to Schedules 3.8, 8.2(g)(a) and 8.2(i)(a). The amended and updated Schedules were presented and the Parties acknowledged them as replacements for the original Schedules 3.8, 8.2(g)(a) and 8.2(i)(a) attached to the SPA, cf. Clause 25.2 of the SPA.

3.7	On 27 February the Seller and Teekay LNG Partners L.P. had entered into an Indemnification Agreement in connection with the Seller (i) consenting to Teekay making a tax election to change the tax classification for US federal tax purposes of the Company and its subsidiaries (the “US Tax Election”) with effect one (1) day prior to the Closing Date, and (ii) procuring that an authorised person from the Seller and the Company co-signs the relevant US Tax Election forms. The US Tax Election form for each Group Company co-signed on behalf of the Seller was provided to the Buyer and the Buyer acknowledged that the US Tax Election forms were executed on behalf of the Seller and the Company in accordance with the Parties’ understanding and represented that the final US Tax Election forms would be filed with the US federal tax authorities as soon as reasonably possible after Closing.

3.8	Further, both Parties reviewed the documentation presented pursuant to Clause 8.2(b) of the SPA (cf. clause 7.1.1 of this Closing Memorandum) and Clause 8.3(a) of the SPA (cf. clause 7.2.1 of this Closing Memorandum) and acknowledged that the representatives of the other Party at the Closing Meeting were duly empowered to sign, execute and deliver all documents to be delivered at Closing, including this Closing Memorandum.

4	Satisfaction or Waiver of Conditions Precedent to Closing

4.1	Conditions precedent to the Buyer’s obligations to consummate the transactions contemplated by the SPA, cf. Clause 7.1 of the SPA (see also clause 4.3 of this Closing Memorandum where certain of the Buyer’s conditions precedent as set out in Clause 7.1 of the SPA are listed):

4.1.1	The Seller confirmed that as of the Closing Date, each of (i) the Warranties made by the Seller in Clauses 10.2 (Shares), 10.3 (Capacity of the Seller), 10.4 (Subsidiaries and Limited Partnerships) and 10.5 (Constitution) of the SPA is true and correct in all respects and (ii) the other warranties made by the Seller in Clause 10 of the SPA were true an correct in all respects, except in circumstances where such failure to be true and correct does not have, individually or in the aggregate, a Material Adverse Effect (cf. Clause 7.1(b) of the SPA).

4.1.2	The Seller confirmed that the Seller had, in all material respects, performed and complied with all of the covenants and agreements required by the SPA to be performed by the Seller prior to or at Closing, including the deliveries pursuant to Clause 8.2 of the SPA, which would be released to the Buyer upon and subject to completion of the Closing (cf. Clause 7.1(c) of the SPA).

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4.1.3	As documentation that no later than two days prior to Closing the Company, Meridian Spirit ApS (formerly known as “Maersk Meridian LNG A/S”) (“Meridian Spirit”) and Magellan Spirit ApS (formerly known as “Maersk Magellan LNG A/S”) (“Magellan Spirit”) (i) had been converted to Danish private limited companies and (ii) had changed their names and addresses (cf. Clause 7.1(g) of the SPA), the Seller provided for each of the companies:

i.	Articles of association dated 24 February 2012

ii.	Minutes of extraordinary general meeting of 24 February 2012

iii.	Complete transcripts from the Danish Business Authority dated 28 February 2012

4.1.4	The Seller provided (i) a calculation of the estimated intergroup debts and receivables as of the Closing Date between the Seller’s Group and the Group based on the format set out in Schedule 3.6(d) of the SPA showing an estimated intergroup debt from the Group to the Seller’s Group of USD 1,154,411,000, an estimated aggregate intergroup receivable payable by the Seller’s Group to the Group of USD 87,312,000 and a net estimated intergroup debt-equal to the Intergroup Account-of USD 1,067,099,000 and (ii) a transcript from the Sellers treasury system showing intergroup debt from the Group as of 28 February 2012 to the Seller’s Group of USD 1,148,382,744, intergroup receivables payable by the Seller’s Group to the Group of USD 75,716,892 and net intergroup debt of USD 1,072,665,852. On the basis of the aforementioned documentation, the Seller represented and confirmed that the Intergroup Account as of the Closing Date was of an amount of not less than USD 1,025,000,000.

4.2	Conditions precedent to the Seller’s obligations to consummate the transactions contemplated by the SPA, cf. Clause 7.2 of the SPA (see also clause 4.3 of this Closing Memorandum where certain of the Seller’s conditions precedent as set out in Clause 7.2 of the SPA are listed):

4.2.1	The Buyer confirmed that the Buyer, in all material respects, had performed and complied with all of the covenants and agreements required by the SPA to be performed by the Buyer prior to or at Closing, including the deliveries pursuant to Clause 8.3 of the SPA, which would be released to the Seller upon and subject to completion of the Closing (cf. Clause 7.2(b) of the SPA).

4.2.2	The Seller provided copy of the following consents and approvals in respect of agreements and other arrangements which the Seller was required to obtain and deliver as part of the Closing deliverables, cf. Clause 8.2 of the SPA (cf. Clause 7.2(e) of the SPA).

i.	MAERSK MERIDIAN:

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l.	Charter Consent and Amendment Deed dated 9 December 2011 regarding MAERSK MERIDIAN between Maersk Meridian LNG A/S, Total E&P Norge AS, Teekay LNG Operating LLC and Malt LNG Holdings ApS;

2.	Shipping Side Letter dated 9 December 2011 regarding MAERSK MERIDIAN between Teekay Shipping Ltd., Maersk Meridian LNG A/S, Total E&P Norge AS, Teekay LNG Operating LLC and Maersk LNG A/S; and

3.	LNG Carrier Time Charterparty, including appendices, regarding MAERSK MERIDIAN dated 9 December 2011 between Maersk Meridian LNG A/S and Total E&P Norge AS.

ii.	MAERSK MAGELLAN:

l.	Charter Consent and Amendment Deed dated 17 January 2012 regarding MAERSK MAGELLAN between Maersk Magellan LNG A/S and Qatar Gas Transport Company Limited (Nakilat) (Q.S.C.).

iii.	MAERSK METHANE:

1.	Charter Consent and Amendment Deed dated 1 February 2012 regarding MAERSK METHANE between Maersk LNG Singapore Pte. Ltd. and Repsol Comercializadora De Gas S.A.

iv.	WOODSIDE DONALDSON:

1.	Charter Consent and Amendment Deed dated 7 February 2012 regarding WOODSIDE DONALDSON between Maersk LNG Singapore Pte. Ltd., Pluto LNG Pty. Ltd. and A.P. Moller - Mærsk A/S.

v.	MAERSK ARWA:

1.	Deed of Consent and Addendum to Charterparty dated 9 February 2012 regarding MAERSK ARWA between Yemen LNG Company Ltd., Membrane Shipping Limited, Teekay LNG Partners L.P., Teekay Shipping Limited, Marubeni Corporation, A.P. Møller - Mærsk A/S and Maersk LNG A/S; and

2.	Letter dated 17 February 2012 from Yemen LNG Company Ltd. to Membrane Shipping Limited, Teekay LNG Partners L.P., Teekay Shipping Limited, Marubeni Corporation, A.P. Møller - Mærsk A/S and Maersk LNG A/S regarding A.P. Møller- Maersk proposed divestment of Maersk LNG and the Deed of Consent entered into between Yemen LNG and the addressees dated 9 February 2012.

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vi.	MAERSK MARIB:

1.	Deed of Consent and Addendum to Charterparty dated 9 February 2012 regarding MAERSK MARIB between Yemen LNG Company Ltd., Membrane Shipping Limited, Teekay LNG Partners L.P., Teekay Shipping Limited, Marubeni Corporation, A.P. Møller - Mærsk A/S and Maersk LNG A/S; and

2.	Letter dated 17 February 2012 from Yemen LNG Company Ltd. to Membrane Shipping Limited, Teekay LNG Partners L.P., Teekay Shipping Limited, Marubeni Corporation, A.P. Møller - Mærsk A/S and Maersk LNG A/S regarding A.P. Moller- Maersk proposed divestment of Maersk LNG and the Deed of Consent entered into between Yemen LNG and the addressees dated 9 February 2012.

The Seller waived the requirement of any further consents and approvals.

4.3	Conditions precedent to the Parties’ respective obligations to consummate the transactions contemplated by the SPA, cf. Clauses 7.1 and 7.2 of the SPA:

4.3.1	The European Commission had approved the transaction from a competition law perspective as set out in decision letter dated 12 December 2011, a copy of which was provided by the Buyer (cf. Clauses 7.1(a) and 7.2(a) of the SPA).

4.3.2	Neither the Seller nor the Buyer was aware of any suits or other proceedings pending before any court or governmental agency seeking to prohibit the consummation of the transactions contemplated by the SPA (cf. Clauses 7.1(d) and 7.2(c) of the SPA).

4.3.3	Neither the Seller nor the Buyer was aware of any Law making it illegal for the Seller or the Buyer, respectively and as applicable, to consummate the transactions contemplated by the SPA, or any order, decree or judgment preventing the Seller or the Buyer, respectively and as applicable, from consummating the transactions contemplated by the SPA (cf. Clauses 7.1(e) and 7.2(d) of the SPA).

4.3.4	The Seller provided copies of the following documents in connection with SG Transportation Investment I Limited, SG Transportation Investment II Limited and Qatar Shipping Limited Partnership (France) SARL’s exercise of their pre-emption rights regarding the Limited Partnership Shares and Qatar Shipping Limited Partnership (France) SARL’s acquisition of the shares in LNG 1 A/S and LNG 2 A/S:

i.	The Membrane 1 SPA, including all schedules duly executed by the parties thereto.

ii.	The completion memorandum documenting completion of the Membrane 1 SPA duly executed by the parties to the Membrane 1 SPA.

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iii.	The Membrane 2 SPA, including all schedules duly executed by the parties thereto.

iv.	The completion memorandum documenting completion of the Membrane 2 SPA duly executed by the parties to the Membrane 2 SPA.

The Buyer acknowledged that the pre-emption rights of the Other Limited Partners had thereby been duly exhausted.

4.4	On the basis of the aforementioned in clauses 4.1—4.3, The Seller and the Buyer, respectively, concluded that their respective conditions precedent were satisfied (subject to the Closing being completed).

5	Calculation and settlement of the final purchase price under the Pre-emption SPAs

5.1	Pursuant to the Pre-emption SPAs, APMM and the Company shall within 30 business days from 31 January 2012 submit a draft final completion purchase price calculation (the “Purchase Price Determination”) to the respective buyers under each Pre-emption SPA (the “Pre-emption Buyers”) setting out the calculation of the final purchase price. The Pre-emption Buyers then have 30 days (from the date of submission of the Purchase Price Determination) to provide any objections to the Purchase Price Determination.

5.2	It follows from clause 5.1 of this Closing Memorandum that the determination of the final purchase price under the Pre-emption SPAs (or any of the Pre-emption SPAs) and thereby the adjustment amount payable by the Company to the Pre-emption Buyers or by the Pre-emption buyers to the Company, as applicable, may not be final when the Final Closing Purchase Price Calculation under the SPA must be submitted to the Buyer, cf. Clause 3.7.1 of the SPA (hereinafter an “Event of Overlap”), in which case the provisions in clauses 5.4—5.5 of this Closing Memorandum shall apply in order for the Final Closing Purchase Price Calculation and the finalisation of the Final Closing Purchase Price under the SPA not to be delayed or upheld.

5.3	In the Event of Overlap any payments under clauses 5.4—5.5 of this Closing Memorandum shall be disregarded in the Final Closing Purchase Price Calculation under the SPA. However, for the avoidance of doubt, if an Event of Overlap does not materialise because the purchase price under the Pre-emption SPAs is finally determined before the Final Closing Purchase Price Calculation is submitted to the Buyer, any adjustment of the purchase price under the Pre-emption SPAs will be included in the Final Closing Purchase Price Calculation and the provisions in clauses 5.4—5.5 of this Closing Memorandum will not apply. Notwithstanding the aforementioned in this clause 5.3, if the purchase price under the Pre-emption SPAs is finally determined after the Final Closing Purchase Price Calculation has been submitted to the Buyer but before the Purchase Price is finally agreed, the Parties may in agreement decide to include the determined final purchase price under the Pre-emption SPAs in their determination of the final Purchase Price in which case the provisions in clauses 5.4—5.5 of this Closing Memorandum will not apply.

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5.4	In the Event of Overlap and if an adjustment of the purchase price payable under the Pre-emption SPAs is in favour of the Pre-emption Buyers, the Seller shall duly reimburse the Company or the Buyer, as applicable, for any payment actually made by the Company to the Pre-emption Buyers.

5.5	In the Event of Overlap and if an adjustment of the purchase price payable under the Pre-emption SPAs is in favour of the Company, the Buyer shall, or shall procure, that any amount received by the Company as adjustment of the purchase price shall be duly transferred to the Seller.

6	Pre-closing deliverables and actions

6.1	The Buyer acknowledged that the Seller had provided all the pre-Closing deliverables required by the SPA in due time, including the bank account details for the Sellers bank, the calculations of the Estimated Net Debt and the Estimated Working Capital Difference, cf. Clause 3.4 of the SPA and the monthly management accounts, cf. clause 5.1(c) of the SPA (copies of which were presented and tabled by the Seller).

6.2	Further, the Buyer acknowledged (i) that the Seller had acted in accordance with Clause 5.6 in its dealings with the Pre-emption Buyers in connection with the negotiation of the Pre-emption SPAs, and (ii) that the Seller had granted representatives of Teekay and Marubeni such access to the Vessels as is necessary to allow Teekay and Marubeni to conduct and complete the Vessel inspections in accordance with Clause 5.7 of the SPA.

7	Closing deliverables

7.1	The Seller presented the following documentation to the Buyer:

7.1.1	A power of attorney dated 6 February 2012 from the Seller to Claus H. Thomsen and Jakob Bergendorff in connection with the Closing, including, inter alia, for the execution of this Closing Memorandum, and a power of attorney from the Company to each of Klaus Kristensen, Matthew Baker and Lars B. Heineke, in connection with the Closing, including, inter alia, for the signing the shareholders’ register of the Company, cf. clause 7.1.3 of this Closing Memorandum.

7.1.2	The shareholders’ register of the Company duly signed on behalf of the Company updated to duly reflect the transfer of the Shares to the Buyer and the pledge of the Shares in favour of DnB Bank ASA.

7.1.3	The shareholders’ register of each of Meridian Spirit and Magellan Spirit documenting the Company’s ownership of the share capital in each company.

7.1.4	The Register of Members and the sole share certificate (share certificate no. 3) of Membrane Shipping Limited documenting the Company’s ownership of the share capital in Membrane Shipping Limited.

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7.1.5	The shareholders’ register and the share certificates (share certificates nos 1 and 2) documenting the Company’s ownership of the share capital in Malt Singapore Pte. Ltd. The shareholders’ register was presented in Singapore.

7.1.6	A written statement duly executed on behalf of the Seller confirming that as per the Closing Date (i) all intra group debts and receivables, including without limitation any accrued interest on such debts, between each of the Group Companies on the one side and the Seller’s Group on the other side, but excluding (a) the Intergroup Accounts (as finally determined in connection with the determination of the Final Net Debt and the final Purchase Price) and (b) trade debt and receivables incurred in the ordinary course of business, have been settled or waived, as applicable, (ii) all cash pools related to the Group have been terminated for the Group Companies, and (iii) all outstanding debt against the Owned Vessels has been repaid or otherwise settled and any and all mortgages relating to such debt and recorded in the relevant ship register for each Owned Vessel have been fully and irrevocably released by the repaid lender.

7.1.7	In connection with the statement on intergroup debts and agreements, cf. clause 7.1.6 of this Closing Memorandum, the Seller provided documentation for the settlement of the loan in the principal amount of USD 276,951,666.66 provided by Danish Ship Finance A/S to Maersk LNG Singapore Pte. Ltd. and documentation from the Maritime and Port Authority of Singapore for the release of mortgages in respect of MAERSK METHANE and WOODSIDE DONALDSON.

7.1.8	Documentary evidence of the termination of the lease arrangements and the related swap arrangements pertaining to each of MAERSK MARIB and MAERSK ARWA (the Leased Vessels) whereby the ownership of all of the rights in and to the Leased Vessels will be entirely within the Group in the form of

i.	Termination request letter dated 17 February 2012 from A.P. Møller—Mærsk A/S and Membrane Shipping Limited to SNC Blandine and Société Générale regarding MAERSK MARIB, including acknowledgement signed by SNC Blandine and Société Générale.

ii.	Termination Agreement in respect of MAERSK MARIB dated 21 February 2012 between Membrane Shipping Limited, SNC Blandine, A.P. Møller—Mærsk A/S, Société Anonyme de Credit á l’Industrie Francaise—Calif, Air Bail and Société Générale.

iii.	A Certificate of Ownership and Encumbrance from the Marshall Islands registry dated 23 February 2012 documenting unrestricted transfer of title to MAERSK MARIB to Membrane Shipping Limited.

iv.	Termination request letter dated 17 February 2012 from A.P. Møller—Mærsk A/S and Membrane Shipping Limited to SNC Dan and Société Générale regarding MAERSK ARWA, including acknowledgement signed by SNC Dan and Société Générale.

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v.	Termination Agreement in respect of MAERSK ARWA dated 21 February 2012 between Membrane Shipping Limited, SNC Dan, A.P. Møller - Maersk A/S, Société Anonyme de Credit à l’Industrie Francaise-Calif, Air Bail and Société Générale.

i.	A Certificate of Ownership and Encumbrance from the Marshall Islands registry dated 23 February 2012 documenting unrestricted transfer of title to MAERSK ARWA to Membrane Shipping Limited.

vii.	Bill of Sale regarding MAERSK ARWA.

viii.	Bill of Sale regarding MAERSK MARIB.

ix.	Termination Confirmation of the Transaction referenced EXO-1425499 / 4920980 dated 23 February 2012 from Société Générale to Blandine Pu- teaux.

x.	Termination Confirmation of the Transaction referenced EXO-1459501 / 4918968 dated 22 February 2012 from Société Générale to Dan Puteaux.

7.1.9	Reference was made to clause 4.2.2 of this Closing Memorandum for customer consents, etc. to be delivered by the Seller.

7.1.10	Letters from the directors and company secretaries, to the extent applicable, of each Group Company, in each case confirming that they resign their office as of Closing and that they have no claims against any Group Company for the period prior to the Closing Date, as follows:

7.1.10.1	The Company:

Board of directors:

•	Claus V. Hemmingsen

•	Marianne Sørensen Henriksen

•	Trond Ø. Westlie

Management:

•	Stig Hoffmeyer

7.1.10.2	Meridian Spirit:

Board of directors:

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•	Stig Hoffmeyer

•	Marianne Sørensen Henriksen

•	Samir Abboud

Management:

•	Claus H. Thomsen

7.1.10.3   Magellan Spirit:

Board of directors:

•	Stig Hoffmeyer

•	Marianne Sørensen Henriksen

•	Samir Abboud

Management:

•	Glaus H. Thomsen

7.1.10.4   Malt Singapore Pte. Ltd. (formerly known as “Maersk LNG Singapore Pte. Ltd”).

Management:

•	Stig Hoffmeyer

•	Thomas Riber Knudsen

•	Goh Kee

Secretary:

•	Goh Kee

7.1.10.5   Membrane Shipping Limited;

Management:

•	Stig Hoffmeyer

•	Morten Nicolaisen

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•	Bent Poulsen

President:

•	Bent Poulsen

Company secretary:

•	Morten Nicolaisen

Treasurer:

•	Morten Nicolaisen

7.1.11	Reference was made to clause 4.3.4 of this Closing Memorandum for documentation of the Pre–emption Buyers, as applicable, having acquired and/or taken over (i) the Company’s Limited Partnership Shares, (ii) the Maersk Membrane Shareholder Loans and (iii) the Ancillary Obligations.

7.1.12	The Transitional Services Agreement duly executed on behalf of the Seller and the Company.

7.1.13	The corporate records pertaining to the Group kept by the Seller’s Group or the Group, consisting of:

i.	For each of the Company, Meridian Spirit and Magellan Spirit:

- the books of minutes of the meeting of the board of directors;

- the books of minutes of the general meeting;

- the balance book (in Danish: “statusbog”); and

- the auditors’ long form reports (in Danish: “revisionsprotokol”).

ii.	For Malt Singapore Pte. Ltd. (formerly known as “Maersk LNG Singapore Pte. Ltd”):

- Dated board resolution effecting the change of directors and company secretary;

- Certificate Confirming Incorporation of Company under the New Name;

- Minutes book;

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- Statutory registers;

- Certificate of Incorporation;

- Company’s Memorandum and Articles of Association;

- Annual reports, comprising the statutory audited accounts with auditors report therein; and

- Secretarial filing/correspondence;

such records to be delivered by Goh Kee, director and secretary of Malt Singapore Pte. Ltd.

iii.	For Membrane Shipping Limited:

- the books of minutes of the meeting of the board of directors;

- the books of minutes of the general meeting;

- the balance book (in Danish: “statusbog”); and

- the auditors’ long form reports (in Danish: “revisionsprotokol”).

It was noted that the Seller had not produced the balance book for the Danish companies and for Membrane Shipping Limited as such documentation did not exist. The Buyer waived this requirement.

The Seller informed the Buyer that the annual report for 2011 for the Company had not been filed with the Danish Business Authority due to the pending Closing and confirmed that the Seller on behalf of the Company would file the annual report for 2011 following the Closing and the announcement of the Closing of the SPA.

7.1.14	In respect of each of the vessels MAERSK MAGELLAN, MAERSK MERIDIAN, MAERSK METHANE AND WOODSIDE DONALDSON (the Owned Vessels) and of the vessels MAERSK MARIB and MAERSK ARWA (the Leased Vessels):

i.	A clean transcript from the relevant ship registry dated on 27 February 2012

ii.	A certificate of confirmation of class without condition or recommendation dated 27 February 2012

iii.	A letter of confirmation of no grounding from the master dated 27 February 2012

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iv.	A letter of confirmation from the Seller that to the best of Seller’s Knowledge no blacklisting has occurred in respect of any major port.

7.1.15	The Deed of Indemnity between the Seller and Teekay LNG Partners L.P. regarding the Seller’s counter indemnification in respect of an off hire commitment accepted by Teekay LNG Partners L.P. towards Yemen LNG Company Ltd. in respect of MAERSK ARWA and MAERSK MARIB duly executed on behalf of the Seller.

7.1.16	Deeds of Indemnity relative to the maintenance of the Seller’s guarantee in respect of the charters for each of the vessels MAERSK MARIB, MAERSK ARWA, and WOODSIDE DONALDSON duly executed on behalf of the Seller.

7.2	The Buyer presented the following documents:

7.2.1	Minutes of meeting of the management of the Buyer held on 6 February 2012 at which it was decided, inter alia, (i) to novate the SPA with the Buyer as buyer under the SPA and (ii) to issue a Power of Attorney (attached to the Minutes of Meeting) to authorise Mr Henrik Rossing Lønberg to complete the transaction in accordance with the SPA, including executing this Closing Memorandum.

7.2.2	Documentation in the form of two declarations dated 28 February 2012 to A.P. Møller - Maersk A/S from Teekay and Marubeni, respectively, according to which Teekay and Marubeni represent that the Buyer, following Closing, will have financing available for any adjustment to the Initial Purchase Price made in accordance with clause 3.8 of the SPA.

7.2.3	Decision letter with competition law approval from the European Commission dated 12 December 2011; see also clause 4.3(a) of this Closing Memorandum.

7.2.4	Deeds of Indemnity relative to the maintenance of the Seller’s guarantee in respect of the charters for each of the vessels MAERSK MARIB, MAERSK ARWA, and WOODSIDE DONALDSON duly executed on behalf of Teekay LNG Partners L.P.

7.2.5	The Deed of Indemnity between the Seller and Teekay LNG Partners L.P. regarding the Sellers counter indemnification in respect of an off hire commitment accepted by Teekay LNG Partners L.P. towards Yemen LNG Company Ltd. in respect of MAERSK ARWA and MAERSK MARIB duly executed on behalf of Teekay LNG Partners L.P.

7.2.6	The Transitional Services Agreement duly executed on behalf of the Buyer and Teekay Shipping Limited.

7.3	The Parties agreed that the documents presented, other than the Buyer’s payment of the Initial Purchase Price and the repayment of the Intergroup Accounts, constituted the Closing deliveries for the Seller and the Buyer, respectively, pursuant to the SPA and the Seller and the Buyer decided on the basis of the documentation presented to proceed with Closing of the transactions contemplated by the SPA.

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8	Change of Management of the Company and the Danish Subsidiaries

8.1	An extraordinary general meeting was held in the Company, Meridian Spirit and Magellan Spirit where the new management of each company was elected to replace the resigning board members and the resigning manager for each company and new articles of association for each company were resolved.

8.1.1	Following the extraordinary general meetings, the new articles of association for each company dated 28 February 2012 and the minutes of each extraordinary general meeting were duly executed and filed with the Danish Business Authority.

8.1.2	Complete transcripts from the Danish Business Authority dated 28 February 2012 evidencing the due registration of the resolutions passed as set out in clause 8.1 of this Closing Memorandum were presented by the Buyer.

9	Negative pledge

9.1	The Buyer presented a duly executed registration power of attorney dated 28 February 2012 issued by the Company in favour of Plesner (the “Registration PoA”). Plesner electronically filed the negative pledge regarding the Company in the Danish chattel registry following which the Buyer presented a print showing that the Danish chattel registry had received the filing of the negative pledge and confirmed that Plesner will be instructed to send the Registration PoA to the Danish chattel registry following Closing.

10	Completion of the transactions

10.1	Clause 8.3(c) of the SPA provides that the Buyer shall present documentary evidence that an amount equal to the Intergroup Accounts with value date from the Closing Date has been transferred by the Company and/or by a Subsidiary, as applicable, as set out in Clause 3.2 of the SPA. As evidence the Buyer presented:

10.1.1	a copy of (i) the intercompany loan agreement (the “Intercompany Loan Agreement”) dated 28 February 2012 by and between the Buyer (as lender) and the Company (as borrower), and (ii) a USD 4,003,800 promissory note between the Buyer (as lender) and the Company (as borrower) (the “Promissory Note”), such Intercompany Loan Agreement and Promissory Note duly executed by authorized representatives of the Buyer and the Company;

10.1.2	a letter dated 28 February 2012 from the Buyer to the Company confirming (i) that the Buyer with value date as of the Closing Date has made available to the Company an amount of USD 1,067,099,000 equal to the estimated Intergroup Accounts and (ii) the Company’s receipt of such amount with value date as of the Closing Date, such letter of payment duly executed by authorized representatives of the Buyer and the Company;

10.1.3	a letter dated 28 February 2012 from the Buyer and the Company to the Seller confirming (i) that the Company has repaid the estimated Intergroup Accounts to the Seller with value date as of the Closing Date, (ii) that the repayment has been authorised by the board of management of the Company, and (iii) that the Seller has received an amount equal to the estimated Intergroup Accounts with value date as of the Closing Date; such letter of payment duly executed by authorized representatives of the Buyer, the Company and the Seller.

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10.2	In connection with the documentation for payment of the estimated Intergroup Accounts, the Parties confirmed their mutual understanding that (i) the Intergroup Accounts compraise the estimated net amount owed by the Group to the Seller’s Group at Closing and as such is included as a separate line item in the calculation of the Net Debt (the line “Intergroup Accounts”), (ii) the amount of USD 1,067,099,000 is the Seller’s estimate of such net amount owed by the Group to the Seller’s Group at Closing, which net amount will be finally determined after Closing in connection with the Parties’ determination of the Final Net Debt, Final Working Capital and the final Purchase Price, and (iii) if the final determination of the Intergroup Accounts per Closing will turn out to:

i.	Exceed USD 1,067,099,000 such excess amount shall not result in any additional payments from the Company to the Seller, but shall be included in the calculation of the Final Net Debt and the final Purchase Price (and as a result, the Buyer shall in such situation have a receivable against the Company for this amount).

ii.	Be less than USD 1,067,099,000, such shortfall amount shall be repaid by the Seller to the Company (it being acknowledged by the Parties that such repayment will result in a lower Intergroup Accounts and thereby, assuming all other factors being equal, in an increase of the Purchase Price (equity value)).

10.3	To simplify the wire transfers to be made as part of the completion of the SPA, the Buyer proposed, and the Seller agreed, that the Buyer’s (i) payment of the Initial Purchase Price, cf. Clauses 3.2(a) and 8.3(b) of the SPA and (ii) procurement that the Company repay the estimated Intergroup Accounts, cf. Clauses 3.2(b) and 8.3(c) of the SPA, could be made as one lump sum (the aggregate of the Initial Purchase Price and the estimated Intergroup Accounts) payment to the Seller. The Parties agreed that the lump sum payment did not change or otherwise void the funds flow contemplated by the SPA and as documented in clause 10.1 of this Closing Memorandum.

10.4	The Buyer hereafter instructed DnB Bank ASA to effect a same day transfer of the Initial Purchase Price (USD 261,770,000) and an amount equal to the Intergroup Account (USD 1,067,099,000), in total USD 1,328,869,000, to the Seller’s account with Citibank, N.A. New York, account no. 30625992, ABA 021000089, SWIFT code CITIUS33 for final credit to DDA/30625992, AP Moller Maersk Treasury Accounts.

10.5	The Seller confirmed that the Initial Purchase Price and the amount equal to the Intergroup Accounts had been duly received in accordance with the instructions in clause 10.3 of this Closing Memorandum.

10.6	The Parties agreed that all conditions and requirements for Closing of the transactions contemplated by the SPA had been fulfilled and released and exchanged the documents and deliveries set out above, including the deliverables that were handed over at 200 Cantonment Road, #10-00 Southpoint, Singapore 089763, Singapore (all to be deemed exchanged at the same time and inter-conditional in all respects).

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Side 18

11	Execution of Closing Memorandum

11.1	The Parties confirmed by their signatures on this Closing Memorandum that the conditions and requirements set out in the SPA had been fulfilled, and the delivery and the receipt of all documents required at Closing had taken place.

11.2	It was concluded that there were no other outstanding conditions or issues to be dealt with.

12	Governing law and Arbitration

12.1	Clause 28 of the SPA shall apply (mutatis mutandis) to this Closing Memorandum.

The Meeting was adjourned.

For and on behalf of A.P. Møller–Maersk A/S:

/s/ JAKOB BERGENDORFF
Name: JAKOB BERGENDORFF, By POA
Title: Head of MØA

/s/ Claus Thomsen
Name: Claus Thomsen
Title: Director

For and on behalf of Malt LNG Holdings ApS:

/s/ HENRIK ROSSING LØNBERG
Name: HENRIK ROSSING LØNBERG
Title: By POA

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